Exhibit 4(b)

CONTRACT SPECIFICATIONS

Contract Number:                                                    [XX-0123456]

Annuitant:                                                                [Abraham Lincoln]

Age at Issue:                                                            [35]

Contract Date:                                                          [May 1, 2014]

Initial Gross Purchase Payment:                              [$5,000]

Maturity Date:                                                           [May 1, 2069]

Owner(s):                                                                [Abraham Lincoln]
        [Mary Lincoln]

Beneficiary Designation:                                        [Refer to the Client Information Profile]

Death Benefit on Contract Date:                              [Contract Value]

PURCHASE PAYMENT AND ALLOCATION REQUIREMENTS:

Minimum Subsequent Gross Purchase Payment Transmitted Electronically: $25

Minimum Subsequent Gross Purchase Payment Transmitted Other Than Electronically: $100

Minimum Allocation to Any One Variable Subaccount: $20

Minimum Initial Allocation To The DCA Fixed Account: $2,000

ACCOUNT FEE:
The Account Fee is $0 per Contract Year.

SALES CHARGE
A Sales Charge will not apply to this Contract.

VARIABLE ACCOUNT:
Lincoln Life Variable Annuity Account [H].

VARIABLE ACCOUNT REQUIREMENTS:

MORTALITY AND EXPENSE RISK AND ADMINISTRATIVE CHARGE PRIOR TO THE ANNUITY COMMENCEMENT DATE.

We assess a daily charge equal on an annual basis to the percentages shown of the average daily net asset value of each Variable Subaccount.  The daily charge will not exceed the percentages shown.

Death Benefit Option(s):	Charges:
- Contract Value Death Benefit:	TBD%

MORTALITY AND EXPENSE RISK AND ADMINISTRATIVE CHARGE ON OR AFTER THE ANNUITY COMMENCEMENT DATE:  0.60%

The daily charge will not exceed the percentage shown.

TRANSFER REQUIREMENTS PRIOR TO THE ANNUITY COMMENCEMENT DATE:

Transfers cannot be made during the first 30 days.

The amount being transferred may not exceed LNL’s maximum amount limit then in effect.

LNL reserves the right to require a 30 day minimum time period between each transfer.

Maximum Number of Transfers Not Subject To a Transfer Fee: 12 per Contract Year, excluding automatic DCA transfers.  Transfers in excess of 12 per Contract Year must be authorized by LNL.

Variable Account:

Minimum Single Transfer Amount From A Variable Subaccount: The lesser of 1) $300; or 2) the remaining amount in the Variable Subaccount.

Minimum Transfer Amount To a Variable Subaccount: $300

DCA Fixed Account:

Minimum Single Transfer To The DCA Fixed Account: $300

Minimum Single Transfer Amount From The DCA Fixed Account: The lesser of 1) $300; or 2) the remaining amount in the DCA Fixed Account.  This restriction does not apply to automatic DCA transfers.

WITHDRAWAL AND SURRENDER REQUIREMENTS:

Minimum Partial Withdrawal Amount: $300

DEATH BENEFIT REQUIREMENTS PRIOR TO THE ANNUITY COMMENCEMENT DATE:

None.

ANNUITY PAYMENT REQUIREMENTS:

Determination of the First Annuity Payment Date:

For 100% Fixed Annuity Payment, the Annuity Payment Date must be at least 30 days after the Annuity Commencement Date.  If any portion of the annuity payment will be on a variable basis, the Annuity Payment Date will be 14 days after the Annuity Commencement Date.  The Annuity Unit value, if applicable, and Contract Value used to effect annuity payments will be determined as of the Annuity Commencement Date.

Minimum Annuity Payment Amount: $50

Minimum Guaranteed Interest Rate for the Fixed Annuity Payment: 1.5%

Assumed Investment Rate for the Variable Annuity Payment: Between 3% and 5%

Form 30070-CD-A